Exhibit 99.1

Neustar Announces Completion of Acquisition by Group Led by Golden Gate Capital

STERLING, Va. & SAN FRANCISCO, Ca. – August 8, 2017 – Neustar, Inc. (NYSE: NSR), a trusted, neutral provider of real-time information services, today announced the completion of the Company’s previously announced acquisition by a private investment group led by Golden Gate Capital. An affiliate of GIC also invested in Neustar and is now a minority owner of the Company. President and Chief Executive Officer Lisa Hook will continue to lead Neustar.

This transaction does not change the Company’s business or strategy. Neustar will continue to deliver innovative, market-leading solutions to solve its customers’ greatest problems.

About Neustar

Every day, the world generates roughly 2.5 quadrillion bits of data. Neustar (NYSE: NSR) isolates certain elements and analyzes, simplifies and edits them to make precise and valuable decisions that drive results. As one of the few companies capable of knowing with certainty who is on the other end of every interaction, we’re trusted by the world’s great brands to make critical decisions some 20 billion times a day. We help marketers send timely and relevant messages to the right people. Because we can authoritatively tell a client exactly who is calling or connecting with them, we make critical real-time responses possible. And the same comprehensive information that enables our clients to direct and manage orders also stops attackers. We know when someone isn’t who they claim to be, which helps stop fraud and denial of service before they’re a problem. Because we’re also an experienced manager of some of the world’s most complex databases, we help clients control their online identity, registering and protecting their domain name, and routing traffic to the correct network address. By linking the most essential information with the people who depend on it, we provide more than 11,000 clients worldwide with decisions—not just data. More information is available at https://www.neustar.biz.

About Golden Gate Capital

Golden Gate Capital is a San Francisco-based private equity investment firm with over $15 billion of capital under management. The principals of Golden Gate Capital have a long and successful history of investing across a wide range of industries and transaction types, including going-privates, corporate divestitures, and recapitalizations, as well as debt and public equity investments. Notable software and technology services investments sponsored by Golden Gate Capital include Infor, BMC Software, Micro Focus, LiveVox, Green Street Advisors and Ex Libris. For more information, visit www.goldengatecap.com.

About GIC

GIC is a leading global investment firm with well over US$100 billion in assets under management. Established in 1981 to secure the financial future of Singapore, the firm manages Singapore’s foreign reserves. A disciplined long-term value investor, GIC is uniquely positioned for investments across a wide range of asset classes, including real estate, private equity, equities and fixed income. In private equity, GIC invests through funds as well as directly in companies, partnering with its fund managers and management teams to help world class businesses achieve their objectives. GIC has investments in over 40 countries and has been investing in emerging markets for more than two decades. Headquartered in Singapore, GIC employs over 1,400 people across 10 offices in key financial cities worldwide. For more information about GIC, please visit www.gic.com.sg.

Media Contacts

Neustar Media

Carolin Bachmann

Carolin.Bachmann@neustar.biz

415-659-6466

Golden Gate Capital

Sard Verbinnen & Co

Jenny Gore / David Isaacs

312-895-4700 / 415-618-8750

GIC

Mah Lay Choon / Jennifer Lewis

+65 98389425 / +65 98266198